Exhibit 99.1
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[Rheometric Scientific, Inc. Logo]                           NEWS RELEASE



Company Contact:                                     Agency Contact:
Matthew Bilt                                         Monique Klares
Rheometric Scientific                                SG&W
732-560-8550                                         973-263-5293
bilt@rheosci.com                                     mklares@sgw.com



         Rheometric Scientific Appoints New Member to Board of Directors



Piscataway, NJ (February 8, 2002) - Rheometric Scientific (AMEX:RHM), a leading provider of computer-controlled materials test systems used to make physical property measurements, announced today that it has elected Paul Woitach to its Board of Directors on February 4, 2002.

He is a seasoned and innovative executive with management, marketing and turnaround experience in diverse technology industries including, medical products, pharmaceuticals, personal care and laboratory instruments. Mr. Woitach's management expertise and analytical instrument experience in life science industries will be of great value to the Rheometric Scientific, Inc. Board of Directors.

Mr. Woitach received both his BA and MBA from the University of Rochester where he graduated cum laude. Mr. Woitach has held executive level positions, up to and including President and Chief Executive Officer, at several corporations.

About Rheometric Scientific
Rheometric Scientific (RSI) (AMEX:RHM), founded in 1970, develops, manufactures, markets and services rheological (a science dealing with the deformation and flow of matter) and thermal analysis instrument systems, on-line rheological sensors, and integrated systems for research, product development, process control and quality assurance, principally within the petrochemical industry, academic and government laboratories, and the food, pharmaceutical, biotechnology, and semiconductor industries worldwide. The Company also markets and services a complete line of instruments for protein characterization and provides laboratory services for material and biomolecular characterization. With an installed base of over 10,000 instruments, RSI serves an international market of Fortune 1000 and other leading domestic and international corporations, independent research and academic institutions, and government agencies. Headquartered in Piscataway, New Jersey, the Company also maintains additional operations in the United Kingdom, Germany, France, Italy and Japan. For more information about RSI, please call 800-735-8550, or visit us on the Web at www.rheosci.com.

This press release includes forward-looking statements, which are subject to inherent uncertainties when discussing future results. Various factors could cause the Company's actual results to differ materially from those projected. The Company assumes no obligation to update its forward-looking statements or advise of changes in the assumptions and factors on which they are based. Specific risk factors may be detailed from time to time in the Company's Securities and Exchange Commission filings.